UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


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                            ZENEX INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)

                      The Board of Directors of Registrant
                   (Name of Person(s) Filing Proxy Statement)

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Form of letter attached to Registrant's annual report on Form 10-KSB and sent to shareholders beginning April 30, 2004.

                                 April 21, 2004




Dear  Shareholders:

     Zenex International has experienced considerable change over the past two years. Before acquiring Aduddell Roofing, we focused on the telecom business. This industry underwent major problems. Zenex Communications was suffering with substantial losses each month with little hope of becoming profitable. We felt that the best process would be to separate Zenex International from a losing business and concentrate on the roofing side of our business. Roofing in the United States last year developed over $30 billion in income. Aduddell Roofing over the last 15 years has grown from $1.7 million in volume, with profit of $7,000 to $19.3 million in 2003 with net profit before tax of $1.6 million. Our commitment to you, as a shareholder, is to continue to increase sales and profits, and focus on retiring as much debt as possible. We also have a goal to place our company on either the American Stock Exchange or the Nasdaq Small Cap. This should enhance the value of our share price, by improving marketability, liquidity and exposure. You, as a shareholder, can help me get our story out to the public by sharing it with family and friends.

     Once again, I thank you for your support of our company. Please feel free to call me with any questions you may have. My direct line, into my office, is 405-691-0228.

Sincerely,

Ron  Carte
Chairman/CEO